Exhibit 99.1

WVT Enters Into Agreement with Former VP
Warwick Valley Telephone Company (Nasdaq: WWVYE; the “Company”) has entered into an agreement with Mr. Larry Drake, the Company’s former Vice President of Operations and Technology, whose position was phased out on July 13, 2005. Mr. Drake will receive a separation benefit of $98,863.97 and a supplemental separation benefit of $153,962.29 and be permitted to retain certain office equipment and related benefits.